Exhibit (a)(1)
BELL MICROPRODUCTS INC.
3-3/4% CONVERTIBLE SUBORDINATED NOTES, DUE 2024
CUSIP Number — 078137AB2
AND
3-3/4% CONVERTIBLE SUBORDINATED NOTES, SERIES B DUE 2024
CUSIP Number — 078137AC0
NOTICE OF CHANGE IN CONTROL
     To the beneficial owners (the “Holders”) of the 3-3/4% Convertible Subordinated Notes, due 2024 (the “Series A Notes”) and the 3-3/4% Convertible Subordinated Notes, Series B due 2024 (the “Series B Notes” and together with the Series A Notes, the “Securities”), issued by Bell Microproducts Inc., a California corporation (the “Company”):
     The Company by this written notice hereby notifies you, pursuant to Section 3.8(e) of the Indentures dated as of March 5, 2004 and December 21, 2004 (the “Indentures”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), that a Change in Control (as defined in Section 3.8(c)(2) of the Indentures) has occurred and that the Company is making an offer to purchase the Securities as further described herein (the “Offer to Purchase”). All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indentures.
Summary of The Offer
     Holders of the Securities should take note of the following terms in connection with the offer:

Company:	Bell Microproducts Inc., a California corporation.

Securities:	The subject Securities consist of:

• $150,000 aggregate principal amount of the Series A Notes (CUSIP No. 078137AB2); and

• $109,850,000 aggregate principal amount of the Series B Notes (CUSIP No. 078137AC0).

Offer:	The Company hereby offers to purchase for cash any and all of the outstanding Securities, upon the terms and subject to the conditions set forth in this Schedule TO and the Offer to Purchase, including tender of the Securities prior to the Expiration Time. If a Holder tenders less than all of their Securities for purchase by the Company, such tender must be in $1,000 increments. See paragraphs 1-5 and 9-11 of “The Offer” section below.

Purpose of Offer:	The Company is making the Offer in accordance with Section 3.8 of the Indentures, which requires that, within 30 days following any change of control, the Company must mail a notice to each Holder stating that a change of control has occurred and that such holder has the right to require the Company to purchase such Holder’s Securities at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including the Purchase Date. See “Consideration upon Purchase” in this summary and “The Offer” section below.

Pursuant to Section 4.1 of the Indentures, each Holder of Securities has the right to convert such Holder’s Securities, in lieu of tendering the Company to purchase such Securities. In accordance with Section 4.1(d) of the Indentures, if any Holder elects to convert, their Securities shall be converted into the right to receive the merger consideration that the Holders of the Company’s common stock received in the Merger. See “Consideration upon Conversion” in this summary and “The Offer” section below.

Effect of Election Not to Require the Company to Purchase or Convert:	If a Holder does not elect to have some or all of its Securities purchased by the Company pursuant to this Offer to Purchase, and does not elect to convert such Securities, this Offer to Purchase will have no effect on the Securities that such Holder continues to hold or such Holder’s rights under the Indentures with respect to such Securities.

Consideration upon Purchase:	The Consideration will be 100% of the principal amount of the Securities validly tendered to the Paying Agent in accordance with the Offer to Purchase prior to the Expiration Time (and not validly withdrawn prior to the Expiration Time), plus accrued and unpaid interest to, but not including, the Purchase Date. See paragraphs 2-4 of “The Offer” section below.

Consideration upon Conversion:	We do not anticipate that any Holders of the Securities will elect to convert their Securities as the consideration received will be less than the conversion price (and thus less than the Consideration upon Purchase). Specifically, in accordance with the Indentures, the Securities will convert into shares of common stock of the Company at the rate of $10.95775 per share, which shares would then be immediately and automatically exchanged for the right to receive the merger consideration of $7.00 per share, which was received by the holders of the Company’s common stock in the Merger. See paragraphs 6-8 of “The Offer” section below.

Expiration Time:	The Offer will expire at 5:00 p.m., New York City time, on the business day immediately preceding the Purchase Date. We have no plans to extend the period that Holders of the Securities have to exercise this Offer to Purchase.

Withdrawal Rights:	Tenders of the Securities may be withdrawn at any time on or prior to the Expiration Date by following the procedures set forth in this Offer to Purchase. See paragraph 10 in “The Offer” section below.

Purchase Date:	The Purchase Date shall be Tuesday, August 31, 2010. On the Purchase Date, the Paying Agent will pay the Consideration upon

Purchase to each Holder of the Securities that has validly tendered some or all of such Holder’s Securities in accordance with the Offer to Purchase. See the “Payment of Offer to Purchase”) section below.

Conditions	The Offer to Purchase by the Company of properly tendered Securities is not subject to any conditions. See paragraphs 2-5 and 9 in “The Offer” section below.

The Depositary/Trustee:	Wells Fargo Bank, N.A., Corporate Trust Services.

U.S. Federal Income Tax Considerations	For a discussion of certain material U.S. federal income tax considerations of the Tender Offer, see the “Tax Considerations” section below.
The Offer
     As a result of the Change in Control, you may require the Company to purchase your Securities by delivery of a Change in Control Purchase Notice, or you may convert your Securities, as further described below. You are not required to deliver a Change in Control Purchase Notice or to convert your Securities, in which event your Securities will continue to accrue interest.
     In addition, pursuant to Section 3.8(e) of the Indentures, the Company hereby notifies you as follows:
     1. On July 6, 2010, pursuant to the Agreement and Plan of Merger dated as of March 28, 2010 by and among Avnet, Inc. (“Avnet”), AVT Acquisition Corp., a wholly-owned subsidiary of Avnet (“AVT”), and the Company, the Company merged with AVT (the “Merger”) and became a wholly-owned subsidiary of Avnet. The Merger constitutes a Change in Control under the Indentures.
     2. As a result of the Merger, a Holder of Securities has the right, at the Holder’s option, to require the Company to purchase all of the Holder’s Securities, or any portion of the principal amount that is an integral multiple of $1,000, on the Change in Control Purchase Date by delivery of a Change in Control Purchase Notice, substantially in the form attached to this Offer to Purchase as Exhibit A, to the Paying Agent at any time prior to 5:00 p.m. New York City time on August 30, 2010, which is the Business Day immediately preceding the Change in Control Purchase Date (or, if the Securities are held in global form, such delivery must be made in accordance with DTC’s applicable procedures).
     3. The Change in Control Purchase Date shall be August 31, 2010, which is 45 days after the date of this Offer to Purchase.
     4. The Change in Control Purchase Price is equal to 100% of the principal amount of the Securities to be purchased, together with interest accrued and unpaid to, but excluding, the Change in Control Purchase Date.
     5. The Securities must be surrendered to the Paying Agent in order for a Holder to collect payment or to effect a conversion. The name and address of the Paying Agent and the Conversion Agent are as follows:
Wells Fargo Bank, N.A.
Corporate Trust Services
MAC N9311-110
625 Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust Administration — Bell Micro Account Manager

     6. The Securities are convertible in shares of the Company’s Common Stock due to the occurrence of the Change in Control.
     7. The effective Conversion Price is $10.95775 and the effective Conversion Rate is 91.2596 shares of common stock of the Company for each $1,000 principal amount of Securities. Pursuant to Section 4.1(d) of the Indentures, upon conversion of the Securities to shares of Common Stock a Holder will be entitled to receive the “merger consideration” payable to holders of Common Stock pursuant to the Merger Agreement, which amount was $7.00 per share of Common Stock.
     8. Holders have certain conversion rights provided for in Article 4 of the Indentures. To exercise the right to convert the Securities into shares of Common Stock of the Company, a Holder must:
          (a) complete and manually sign the conversion notice on the back of the Securities and deliver such notice to the Conversion Agent;
          (b) surrender the Securities to the Conversion Agent;
          (c) furnish appropriate endorsements and transfer documents if required by the Conversion Agent; and
          (d) pay all transfer or similar taxes, if required pursuant to Section 4.4 of the Indentures.
Securities may be converted only to the extent the Change in Control Purchase Notice has been withdrawn in accordance with the terms of the Indentures.
     9. (a) To exercise its rights under the Indentures to require that the Company purchase all of the Holder’s Securities (or any portion of the principal amount thereof that is an integral multiple of $1,000) in connection with the Merger, a Holder must deliver a Change in Control Purchase Notice to the Paying Agent at any time prior to the Change in Control Notice Deadline (or, if the Securities are held in global form, such delivery must be made in accordance with DTC’s applicable procedures).
          (b) Any Change in Control Purchase Notice must state the following:
               (i) the certificate number of the Securities the Holder will deliver to be purchased (or, if the Securities are held in global form, any other items required to comply with the Applicable Procedures);
               (ii) the portion of the principal amount of the Securities (in an integral multiple of $1,000) the Holder will deliver to be purchased to the Paying Agent; and
               (iii) that the Securities shall be purchased on the Change in Control Purchase Date pursuant to the terms and conditions specified in the Securities and the Indentures.
          (c) Delivery of the Securities (together with all necessary endorsements) for which a Change in Control Purchase Notice has been timely delivered to the Paying Agent (or, if the Securities are held in global form, in accordance with DTC’s applicable procedures), and not validly withdrawn, prior to, on or after the Change in Control Purchase Date is a condition to receipt by the Holder of the Change in Control Purchase price for the Securities.
     10. A Holder may withdraw a Change in Control Purchase Notice by written notice of withdrawal delivered to and actually received by the Paying Agent (or, if the Securities are held in global form, such delivery must be made in accordance with DTC’s applicable procedures) at any time prior to the Change in Control Notice Deadline specifying:
          (a) the certificate number of the Securities (if in certificated form) or, if the Securities are held in global form, any other items required to comply with the Applicable Procedures;
          (b) the principal amount of the Securities (in an integral multiple of $1,000) with respect to which the notice of withdrawal is being submitted; and

          (c) the principal amount, if any, of the Securities that remains subject to the original Change in Control Purchase Notice and that has been or will be delivered for purchase by the Company.
     11. Unless the Company fails to pay the Change in Control Purchase Price, Securities covered by any Change in Control Purchase Notice will cease to be outstanding and interest will cease to accrue on an after the Change in Control Purchase Date.
     The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial Holders of the Securities hold the Securities through The Depositary Trust Company (“DTC”) accounts and there are no certificated Securities in non-global form. Accordingly, all Securities redeemed must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.
     Additional copies of this Offer to Purchase may be obtained from the Paying Agent at its address set forth above.
Payment of Offer to Purchase
     The Company will promptly, and in no case later than 10:00 a.m., New York City time, on the Purchase Date, deposit with the Paying Agent the appropriate amount of cash required to pay the aggregate Consideration upon Purchase for the surrendered Securities, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Securities (and not validly withdrawn such delivery) prior to 5:00 p.m., New York City time, on the Expiration Date. Your delivery of the Securities by book-entry transfer to the account of the Paying Agent maintained by the Paying Agent with DTC is a condition to your receipt of the Purchase Price for such Securities.
     The total amount of funds required of us to purchase all of the Securities is $110,000,000 (assuming that all of the Securities are validly surrendered for purchase) plus interest through, but not including, the Purchase Date. The Company’s parent corporation, Avnet, Inc., intends to use either working capital or funds borrowed under its existing revolving credit agreement to purchase the Securities. Avnet has a five-year, $500.0 million unsecured revolving credit facility with a syndicate of banks, with Bank of America, N.A., as administrative agent. The credit facility expires on September 26, 2012, and may be renewed at Avnet’s election for two additional one-year terms, subject to the Company’s satisfaction of certain conditions. Monies borrowed under the facility may be used for general corporate purposes. The interest rate applicable to any loan under the credit facility is, at Avnet’s option, either LIBOR plus an “applicable margin” (as defined), or an “alternate base rate” (defined as the higher of (i) the Bank of America prime rate and (ii) the Federal Funds rate plus 0.50% per annum). The “applicable margin” is determined based on Avnet’s long term unsecured senior, non-credit enhanced debt ratings by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. Currently, the applicable margin is 0.425% per annum. Avnet’s ability to borrow under the credit facility is subject to certain conditions, including compliance with certain covenants and making certain representations and warranties. These covenants require Avnet to comply with various financial ratios and tests and restrict, among other things, its ability to incur debt; incur liens; merge or consolidate with other companies; enter into agreements that limit Avnet’s or its subsidiaries’ ability to incur liens or its subsidiaries ability to pay dividends; and make certain acquisitions, and a covenant that limits the amount of dividends or distributions that may be paid to stockholders. Avnet was in compliance with these covenants at the last measurement date. Avnet presently has borrowing capacity under the credit facility in an amount in excess of the total Consideration upon Purchase of the Securities (assuming all outstanding Securities are validly presented pursuant to the Offer to Purchase). Neither the Company, nor Avnet, have in place any alternative financing arrangements for the payment of the Consideration upon Purchase of the Offer to Purchase.

Tax Considerations
     Certain U.S. Federal Income Tax Consequences. The following is a discussion of certain U.S. federal income tax consequences that may be relevant to U.S. Holders or Non-U.S. Holders who surrender Securities for purchase pursuant to the Offer to Purchase and does not discuss the tax consequences upon conversion, as the Company does not believe that any holders will convert. For the purpose of this “Tax Considerations” section, a “holder” means a beneficial owner of a Security; a “U.S. Holder” means a holder that, for U.S. federal income tax purposes, is (i) a citizen or resident alien individual of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it either (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; and a “Non-U.S. Holder” means a holder that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and, in each case, is not a U.S. Holder.
     If an entity treated as a partnership for U.S. federal income tax purposes holds a Security, the tax treatment of such partnership and each partner thereof will generally depend upon the status and activities of the partnership and the partner. Any such entity should consult its own tax adviser regarding the U.S. federal income tax consequences applicable to it and its partners of surrendering a Security for purchase pursuant to the Offer to Purchase.
     This discussion deals only with Securities held as capital assets (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of its own particular circumstances, nor does it deal with special situations, such as:
•	holders who are subject to special tax treatment, such as dealers in securities or currencies, banks, insurance companies, retirement plans, tax-exempt entities, regulated investment companies, real estate investment trusts, U.S. Holders whose “functional currency” is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, certain former citizens or residents of the United States, foreign government entities, international organizations, controlled foreign corporations and passive foreign investment companies;

•	Securities held as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	any alternative minimum tax consequences; or

•	any state, local or non-U.S. tax consequences.
     This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings, other administrative guidance and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.
     EACH HOLDER THAT INTENDS TO SURRENDER ANY SECURITY FOR PURCHASE PURSUANT TO THE OFFER TO PURCHASE SHOULD CONSULT ITS OWN TAX ADVISER AS TO THE U.S. FEDERAL, STATE AND LOCAL, AND ANY NON-U.S., TAX CONSEQUENCES TO IT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.
     U.S. Holders
     Surrender of Securities for Purchase.

     The surrender of any Security by a U.S. Holder for purchase pursuant to the Offer to Purchase generally will be treated as a taxable sale of the Security for U.S. federal income tax purposes. Such U.S. Holder generally will recognize gain or loss upon such sale equal to the difference between (i) the cash received by such U.S. Holder in consideration for the surrender of the Security (other than cash representing accrued but unpaid interest) and (ii) such U.S. Holder’s adjusted tax basis in the Security at the time of sale. A U.S. Holder’s adjusted tax basis in a Security generally will be equal to the cost of the Security to such U.S. Holder, increased by the amount of (x) original issue discount (“OID”) included in income by such U.S. Holder with respect to the Security and (y) any market discount such U.S. Holder elected to include in income with respect to the Security (as described below). A U.S. Holder that acquired a Security at premium should consult its own tax advisor regarding U.S. federal income tax consequences of surrendering the Security for purchase pursuant to the Offer to Purchase.
     Any such gain or loss recognized generally will be capital gain or loss, subject to the market discount rules described below. Capital gains of individuals and certain other non-corporate taxpayers from the sale of capital assets held for more than one year at the time of sale generally are eligible for a reduced tax rate. Limitations apply to the deduction of capital losses.
     Cash received in payment of the accrued but unpaid interest on a Security will be taxable as ordinary interest income (to the extent not previously taken into income).
     If a U.S. Holder acquired a Security at a market discount, any gain recognized by such U.S. Holder from the surrender of such Security for purchase pursuant to the Offer to Purchase generally will be treated as ordinary income, rather than capital gain, to the extent of the market discount which has not previously been included in income by such U.S. Holder and is treated as having accrued on such Security at the time of such purchase. Subject to a de minimis exception, the “market discount” on a Security is the excess, if any, of the (i) “revised issue price” of the Security (generally the sum of the issue price of the Security and the aggregate amount of OID which accrued on the Security prior to the time acquired by the U.S. Holder) over (ii) such U.S. Holder’s initial tax basis in the Security. Generally, market discount would be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Security, unless the U.S. Holder elected to accrue such discount on a constant interest rate method. If a U.S. Holder elected to include any market discount on a Security in income currently as it accrues, on either a ratable or constant interest rate method, such U.S. Holder’s basis in the Security would be increased to reflect the amount of income so included.
     Information Reporting and Backup Withholding.
     In general, information reporting requirements will apply to the amount paid to a U.S. Holder in consideration for the surrender of a Security for purchase pursuant to the Offer to Purchase, unless such U.S. Holder is an exempt recipient (such as a corporation). A U.S. Holder may also be subject to backup withholding tax (at a 28% rate) on such payment unless the U.S. Holder (i) provides a correct U.S. taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements or (ii) is a corporation or other exempt recipient and, if required, provides a certification to such effect. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished on a timely basis to the Internal Revenue Service (“IRS”).
     Non-U.S. Holders
     Surrender of Securities for Purchase.
     Subject to the discussion of backup withholding below, the payment to, or for the account of, a Non-U.S. Holder in consideration for the surrender of a Security for purchase pursuant to the Offer to Purchase generally will not be subject to the 30% U.S. federal withholding tax, provided that, in the case of any amount attributable to accrued interest or OID, the Non-U.S. Holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company’s stock that are entitled to vote;

•	is not a “controlled foreign corporation” that is related to us directly or constructively through stock ownership for U.S. federal income tax purposes;

•	is not a bank receiving interest payments pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	certifies, under penalties of perjury, that it is not a U.S. person and provides its name and address and certain other information (generally on IRS Form W-8BEN).
     The Treasury regulations provide alternative methods for satisfying the certification requirement referred to in the fourth bullet above, as well as special rules for certain types of entities, including intermediaries and non-U.S. partnerships.
     If the amount of the payment to a Non-U.S Holder attributable to accrued interest or OID is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder (or, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), such amount generally will not be subject to the 30% U.S. federal withholding tax, provided that the Non-U.S. Holder has provided the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, the amount attributable to the interest or OID generally will be subject to U.S. federal income tax on a net income basis in the same manner as a U.S. Holder and, in the case of a corporate Non-U.S. Holder, may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).
     Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain (excluding any amount attributable to accrued interest or OID) recognized on the surrender of a Security for purchase pursuant to the Offer to Purchase unless:
•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the tender and such Holder has a “tax home” in the United States and certain other conditions are met;

•	such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (or, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty) and, if it is a corporation, may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty); or

•	The Company is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes during the Non-U.S. Holder’s holding period for the Securities and certain other conditions are met.
     Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). The Company does not believe that it has been a USRPHC for any year during which the Securities have been outstanding, nor does it presently anticipate that it will be a USRPHC for the current year.

     Information Reporting and Backup Withholding.
     The amount paid to a Non-U.S. Holder on account of accrued interest or OID on any Securities surrendered for purchase pursuant to the Offer to Purchase, and the amount of any tax withheld from such amount, generally must be reported to the IRS and to the Non-U.S. Holder. Backup withholding may also apply to such payments if such Non-U.S. Holder fails to certify under penalties of perjury that it is not a U.S. person or otherwise establish an exemption.
     In addition, payments to a Non-U.S. Holder in consideration for the surrender of the Securities for purchase pursuant to the Offer to Purchase made through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption. Any such payments made through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting, but not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and has no knowledge or reason to know to the contrary.
     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. Copies of the information returns reporting the amounts described above and any withholding thereon may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or other agreement.
Additional Information
     This Offer to Purchase is part of a Tender Offer Statement on Schedule TO that the Company has filed with the SEC. This Company Notice does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that you review the Schedule TO, including its exhibits, and the following materials that the Company has filed with the SEC before making a decision as to whether to exercise or refrain from exercising your rights under this Offer to Purchase:
•	The Company’s annual report on Form 10-K/A for the fiscal year ended December 31, 2009;

•	All other reports the Company has filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•	The Preliminary Prospectus for the 3-3/4% Convertible Subordinated Notes, due 2024 included in the Company’s Registration Statement on Form S-3, filed on June 3, 2004; and

•	Preliminary Prospectus for the 3-3/4% Convertible Subordinated Notes, Series B due 2024 included in the Company’s Registration Statement on Form S-4, filed on November 16, 2004.
     The Company also recommends that you review all documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and before 5:00 p.m., New York City time, on the Expiration Date. Notwithstanding the foregoing, information furnished but not filed in any current report on Form 8-K, including the related exhibits, is not deemed referenced herein.
Solicitations or Recommendations
     The Corporate Trust Department of Wells Fargo Bank, N.A. (“Wells Fargo”) has been retained by the Company to send the Offer to Purchase to the Holders and to receive the elections of Holders on behalf of the Company with respect to the Offer. The Company has agreed to pay Wells Fargo $4,000 for its services and to reimburse Wells Fargo for actual expenses and attorneys’ fees it incurs, if any. The Company has not employed or retained any persons to make recommendations in connection with this Offer to Purchase.

Conflicts
     In the event of any conflict between this Company Notice on the one hand and the terms of the Indentures, the Notes or any applicable laws on the other hand, the terms of the Indentures, the Notes or applicable laws, as the case may be, will control.
No Recommendation by the Company
     None of the Company, its Board of Directors or its employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Offer to Purchase. Each Holder must make his or her own decision whether to exercise the Offer to Purchase and, if so, the principal amount of Securities for which to exercise the Offer to Purchase based on his or her own assessment of current market value and other relevant factors.
DATED as of July 16, 2010;
REVISED as of August 2, 2010.